Exhibit 99.1

                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                          Contact:  John J. Steele
---------------------
                                Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036



    WERNER ENTERPRISES TO PARTICIPATE IN THE KEYBANC CAPITAL MARKETS
          INDUSTRIAL, AUTOMOTIVE AND TRANSPORTATION CONFERENCE

OMAHA, NEBRASKA, May 28, 2008:
-----------------------------

     Werner Enterprises, Inc. (NASDAQ:WERN) ("Werner"), one of the nation's largest truckload transportation and logistics companies, announced that it will participate in the 7th Annual KeyBanc Capital Markets Industrial, Automotive and Transportation Conference on Thursday, June 5, 2008 at the Boston Park Plaza Hotel in Boston, Massachusetts.

     John J. Steele, Executive Vice President, Treasurer and Chief Financial Officer, will represent Werner at the conference. Mr. Steele will present a business overview of Werner to the investment community during a series of 50-minute small group and general presentation meetings with investors. The meetings will begin at 8:00 a.m. (EDT).

     The information presented at the conference will be provided on the internet and publicly accessible through the "Investor Information" link on the Werner website at www.werner.com. This information will be archived and available on the website during the 30-day period following the conference date.

     Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, providing coverage throughout the United States, Canada, Mexico, Asia, Europe and South America. Werner maintains its global headquarters in Omaha, Nebraska and also maintains offices throughout North America and China. Werner is among the five largest truckload carriers in the United States and has a diversified portfolio of truckload transportation services that includes dedicated, medium-to-long-haul, regional and local van capacity; expedited; flatbed; and temperature-controlled services. Werner's Value Added Services portfolio includes truck brokerage; freight management; intermodal; load/mode; and network optimization and freight forwarding. Werner, through its subsidiary companies, is also licensed as a U.S. Non-Vessel Operating Common Carrier ("NVOCC"), U.S. Customs Broker, Class A Freight Forwarder in China, China NVOCC, U.S. Transportation Security Administration-approved Indirect Air Carrier and an International Air Transport Association Accredited Cargo Agent.

     Werner Enterprises, Inc.'s common stock trades on the NASDAQ Global Select MarketSM under the symbol "WERN". For further information about Werner, visit the company's website at www.werner.com.

     This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements are based on information currently available to Werner's management and are current only as of the date made. For that reason, undue reliance should not be placed on any such forward-looking statement. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Werner's Annual Report on Form 10-K for the year ended December 31, 2007. Werner assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted. Any such updates or revisions may be made by filing reports with the Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.